Pandora Announces New Governance Measures And Confirms Ongoing Strategic Review
Pandora (NYSE: P) announced today that, in addition to the Company’s agreement for a $150 million investment in the Company by KKR announced separately, and with the support of its major stockholders, the Company is implementing certain governance changes. James M. P. Feuille and Peter Gotcher will resign from the Board of Directors, and the Board is forming an independent committee, to be chaired by Timothy Leiweke, an independent director, to identify and appoint new directors who will provide additional expertise and leadership as the Company moves forward. In addition, at the upcoming 2017 annual meeting of stockholders, the Board will recommend that its stockholders approve a resolution to declassify the Board and provide for the annual election of directors in the future.
“Having secured a significant financial commitment from KKR to strengthen the Company’s balance sheet, we have positioned the Company to evaluate any potential strategic alternatives, including a sale, in the 30 days before the financing is set to close,” said Mr. Feuille. “I believe the steps we are taking today offer Pandora the ability to consider all opportunities and to set a course for the future. I thank my colleagues and our stockholders for their support, and look forward to following Pandora, whose future I truly believe is exciting.”
In addition, Centerview Partners LLC and Morgan Stanley will continue to advise the Board of Directors regarding its ongoing review of strategic alternatives, although there can be no assurance that any other transaction will be agreed or completed.
Mr. Leiweke added, “The governance measures we have undertaken today have the support of our major stockholders. The Board is squarely focused on maximizing stockholder value as we move ahead.”
About Pandora
Pandora is the world’s most powerful music discovery platform – a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | @pandoramusic | www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com
Contact:
Pandora
Palmira Farrow, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com
or
Stephanie Barnes, 510-842-6996
Pandora Corporate Communications
press@pandora.com